Exhibit 99.1

Contacts:
Daniel Petro, CFA
Director of Corporate Development & IR Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard-Lascar Associates / (713) 529-6600

Pioneer Energy Services Announces
Amendment to Revolving Credit Facility

SAN ANTONIO, Texas, July 1, 2016 - Pioneer Energy Services (NYSE: PES) today announced that it has amended its existing senior secured revolving credit facility and modified certain covenants.
“We are pleased to have closed on this amendment that provides Pioneer with adequate liquidity and financial flexibility to navigate the current market conditions,” said Wm. Stacy Locke, Pioneer’s President and Chief Executive Officer.
“While we do expect the activity in the second half of the year to be improved over the first half, we felt it was prudent to proactively work with our bank group to obtain more flexible covenant provisions.”
Under this new amendment:

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For the fiscal quarters ending December 31, 2016 through June 30, 2017, the senior consolidated leverage ratios and interest coverage ratios will be suspended and replaced with a minimum EBITDA requirement. For the fiscal quarter ending on: (i) December 31, 2016, EBITDA at the end of the prior six month period must not be less than $4 million, (ii) March 31, 2017, EBITDA at the end of the prior nine month period must not be less than $7 million, and (iii) June 30, 2017, EBITDA at the end of the prior twelve month period must not be less than $12 million.

•
The permissible senior consolidated leverage ratios for the following fiscal quarters were revised as follows: (i) as of September 30, 2016, to be no greater than 4.50 to 1.00, (ii) as of September 30, 2017, to be no greater than 5.00 to 1.00, and (iii) as of December 31, 2017, to be no greater than 4.00 to 1.00.

•
The permissible interest coverage ratios for the following fiscal quarters were revised as follows: (i) as of September 30, 2016, to be no less than 1.15 to 1.00, (ii) as of September 30, 2017, to be no less than 1.00 to 1.00, and (iii) as of December 31, 2017, to be no less than 1.25 to 1.00.

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The aggregate amount of commitments is set at $175 million, a reduction of $25 million with a further reduction of $25 million to $150 million no later than December 31, 2017. The availability of credit will be based on a borrowing base comprised of certain eligible cash, accounts receivables, inventory and equipment. At this time, the values of the Company’s eligible assets are sufficient to meet the full $175 million revolver capacity.

•	Pricing increased to a fixed rate of LIBOR plus 550 basis points for the duration of the facility.
“We remain committed to reducing debt to maintain a strong and flexible balance sheet and are also continuing to high-grade our drilling fleet by monetizing non-strategic assets when possible. We currently have $95 million outstanding and $17.3 million in committed letters of credit under the revolving credit facility.” Locke said.
Details of the amended credit agreement are available in a Current Report on Form 8-K filed with the Securities and Exchange Commission today.
About Pioneer
Pioneer Energy Services provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under our senior secured revolving credit facility and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2015. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release or in our Annual Report on Form 10-K for the year ended December 31, 2015 could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.